loanDepot announces first quarter 2024 financial results

Positive revenue and cost momentum partially offset by the impact of January cyber incident.
Year-over year highlights:
•Revenue increased $15 million or 7% to $223 million primarily driven by higher servicing income and pull through weighted gain on sale margin, partially offset by revenue loss due to the cyber incident.
•Expenses decreased $7 million or 2% to $308 million primarily from lower personnel and marketing costs. Company incurred $15 million of net charges directly related to cyber incident during the quarter.
•Net loss decreased 22% to $72 million.
•Adjusted net loss decreased 35% to $38 million.
•Maintained strong liquidity profile with cash balance of $604 million.

IRVINE, Calif., May 7, 2024 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), a leading provider of lending solutions that make the American dream of homeownership more accessible and achievable for all, today announced results for the first quarter ended March 31, 2024.

“We exited 2023 with positive top-line momentum and continued to make progress toward our Vision 2025 goals, including forward looking investments in our people, products and technology platforms,” said President and Chief Executive Officer Frank Martell. “During the quarter, the company was significantly impacted by a cyber incident. The company was able to restore operations relatively quickly, however lost revenue and additional expenses related to the incident impacted our first quarter financial results. We do not expect further disruptions in our operations stemming from this incident.

“Looking forward to the remainder of 2024, we plan to continue investing in revenue generating opportunities, which we believe will positively impact this year as well as drive towards our goal of first quartile operating efficiencies. Although it is likely that market conditions will remain challenging, we believe that maximizing profitable revenue growth opportunities and operating leverage benefits will support our march towards our objective of achieving profitability.”

“During the quarter, we continued to focus on profitable growth and reducing costs, including achieving 93% of our $120 million supplemental productivity program through April, while maintaining strong levels of liquidity,” said Chief Financial Officer David Hayes. “During the first quarter we incurred $15 million of charges directly related to the cyber incident. Additionally, we estimate our revenue was also adversely impacted by approximately $22 million from the time our systems were offline and were unable to take customer locks. Despite recent increases in interest rates that have reduced industry forecasts for 2024 market volumes, we continue to aggressively focus on our plan to return to profitability.”

First Quarter Highlights:

Financial Summary

	Three Months Ended
($ in thousands except per share data) (Unaudited)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Rate lock volume	$6,802,330	$6,417,419	$8,468,435
Pull through weighted lock volume(1)	4,731,836	4,407,386	5,325,488
Loan origination volume	4,558,351	5,370,708	4,944,337
Gain on sale margin(2)	2.84%	2.43%	2.43%
Pull through weighted gain on sale margin(3)	2.74%	2.96%	2.26%
Financial Results
Total revenue	$222,785	$228,626	$207,901
Total expense	307,950	302,571	314,484
Net loss	(71,505)	(59,771)	(91,721)
Diluted loss per share	$(0.19)	$(0.16)	$(0.25)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$230,860	$251,450	$226,190
Adjusted net loss	(38,111)	(26,660)	(58,977)
Adjusted EBITDA (LBITDA)	2,384	14,957	(27,590)
(1)Pull through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Year-over-Year Operational Highlights
•Non-volume related expenses decreased $8.4 million from the first quarter of 2023, primarily due to lower headcount related salary expenses and marketing costs, offset somewhat by the costs related to the cyber incident.
•Incurred restructuring and impairment charges totaling $3.9 million, an increase of $2.3 million from the first quarter of 2023.
•Accrued $1.1 million of legal expenses related to the expected settlement of outstanding litigation compared to none accrued during the first quarter of 2023.
•Pull through weighted lock volume of $4.7 billion for the first quarter of 2024, a decrease of $0.6 billion or 11% from the first quarter of 2023, and reflected the impact of the cyber incident. Rate lock volume contributed to quarterly total revenue of $222.8 million, an increase of $14.9 million, or 7%, over the same period, which increase was primarily due to higher servicing fee income and pull-through weighted gain on sale margin.
•Loan origination volume for the first quarter of 2024 was $4.6 billion, a decrease of $0.4 billion or 8% from the first quarter of 2023.
•Purchase volume increased to 72% of total loans originated during the first quarter, up from 71% of total loans originated during the first quarter of 2023.

•For the three months ending March 31, 2024, our preliminary organic refinance consumer direct recapture rate1 decreased to 59% from the first quarter 2023’s refinance rate of 67%.
•Net loss for the first quarter of 2024 of $71.5 million as compared to net loss of $91.7 million in the first quarter of 2023. Net loss decreased primarily due to higher revenues and lower expenses.
•Adjusted net loss for the first quarter of 2024 was $38.1 million as compared to adjusted net loss of $59.0 million for the first quarter of 2023.

Outlook for the second quarter of 2024
•Origination volume of between $5 billion and $7 billion.
•Pull-through weighted rate lock volume of between $4.5 billion and $6.5 billion.
•Pull-through weighted gain on sale margin of between 260 basis points and 290 basis points.

Servicing

	Three Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Due to changes in valuation inputs or assumptions	$28,244	$(71,195)	$(21,368)
Due to collection/realization of cash flows	(35,999)	(34,433)	(34,657)
Realized (losses) gains on sales of servicing rights, net (1)	(1,196)	(192)	140
Net (losses) gains from derivatives hedging servicing rights	(36,319)	48,371	3,079
Changes in fair value of servicing rights, net	$(45,270)	$(57,449)	$(52,806)

Servicing fee income (2)	$124,059	$132,482	$119,889
(1)Includes the provision for sold MSRs.
(2)Servicing fee income for the three months ended March 31, 2023, has been adjusted to incorporate earnings credits, which were previously classified as part of net interest income.

	Three Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Balance at beginning of period	$1,985,718	$2,038,654	$2,025,136
Additions	48,375	62,158	59,295
Sales proceeds	(56,113)	(9,521)	(12,029)
Changes in fair value:
Due to changes in valuation inputs or assumptions	28,244	(71,195)	(21,368)
Due to collection/realization of cash flows	(35,999)	(34,433)	(34,657)
Realized (losses) gains on sales of servicing rights	(61)	55	191
Balance at end of period (1)	$1,970,164	$1,985,718	$2,016,568
(1)Balances are net of $15.8 million, $14.0 million, and $12.2 million of servicing rights liability as of March 31, 2024, December 31, 2023, and March 31, 2023, respectively.
1 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Mar-24 vs Dec-23	Mar-24 vs Mar-23

Servicing portfolio (unpaid principal balance)	$142,337,251	$145,090,199	$141,673,464	(1.9)%	0.5%

Total servicing portfolio (units)	491,871	496,894	475,765	(1.0)	3.4

60+ days delinquent ($)	$1,445,489	$1,392,606	$1,282,432	3.8	12.7
60+ days delinquent (%)	1.0%	1.0%	0.9%

Servicing rights, net to UPB	1.38%	1.37%	1.42%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Mar-24 vs Dec-23	Mar-24 vs Mar-23
Cash and cash equivalents	$603,663	$660,707	$798,119	(8.6)%	(24.4)%
Loans held for sale, at fair value	2,300,058	2,132,880	2,039,367	7.8	12.8
Servicing rights, at fair value	1,985,948	1,999,763	2,028,788	(0.7)	(2.1)
Total assets	6,193,270	6,151,048	6,190,791	0.7	—
Warehouse and other lines of credit	2,069,619	1,947,057	1,830,320	6.3	13.1
Total liabilities	5,555,928	5,446,564	5,349,629	2.0	3.9
Total equity	637,342	704,484	841,162	(9.5)	(24.2)

An increase in loans held for sale at March 31, 2024, resulted in a corresponding increase in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $3.1 billion at March 31, 2024, and $3.1 billion at December 31, 2023. Available borrowing capacity was $1.1 billion at March 31, 2024.

Consolidated Statements of Operations

($ in thousands except per share data)	Three Months Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
	(Unaudited)
REVENUES:
Interest income	$30,925	$34,992	$27,958
Interest expense	(31,666)	(33,686)	(27,688)
Net interest (expense) income	(741)	1,306	270

Gain on origination and sale of loans, net	116,060	113,185	108,152
Origination income, net	13,606	17,120	12,016
Servicing fee income	124,059	132,482	119,889
Change in fair value of servicing rights, net	(45,270)	(57,449)	(52,806)
Other income	15,071	21,982	20,380
Total net revenues	222,785	228,626	207,901

EXPENSES:
Personnel expense	134,318	132,752	141,027
Marketing and advertising expense	28,354	28,360	35,914
Direct origination expense	18,171	16,790	17,378
General and administrative expense	57,746	55,258	56,134
Occupancy expense	5,110	5,433	6,081
Depreciation and amortization	9,443	9,922	10,026
Servicing expense	8,261	8,572	4,834
Other interest expense	46,547	45,484	43,090
Total expenses	307,950	302,571	314,484

Loss before income taxes	(85,165)	(73,945)	(106,583)
Income tax benefit	(13,660)	(14,174)	(14,862)
Net loss	(71,505)	(59,771)	(91,721)
Net loss attributable to noncontrolling interests	(37,250)	(32,578)	(48,814)
Net loss attributable to loanDepot, Inc.	$(34,255)	$(27,193)	$(42,907)

Basic loss per share	$(0.19)	$(0.15)	$(0.25)
Diluted loss per share	$(0.19)	$(0.16)	$(0.25)

Weighted average shares outstanding
Basic	181,407,353	178,888,225	170,809,818
Diluted	324,679,090	326,288,272	170,809,818

Consolidated Balance Sheets

($ in thousands)	Mar 31, 2024	Dec 31, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$603,663	$660,707
Restricted cash	74,346	85,149
Loans held for sale, at fair value	2,300,058	2,132,880
Derivative assets, at fair value	64,055	93,574
Servicing rights, at fair value	1,985,948	1,999,763
Trading securities, at fair value	91,545	92,901
Property and equipment, net	66,160	70,809
Operating lease right-of-use asset	27,409	29,433
Loans eligible for repurchase	748,476	711,371
Investments in joint ventures	17,849	20,363
Other assets	213,761	254,098
Total assets	$6,193,270	$6,151,048

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,069,619	$1,947,057
Accounts payable and accrued expenses	367,457	379,971
Derivative liabilities, at fair value	11,233	84,962
Liability for loans eligible for repurchase	748,476	711,371
Operating lease liability	45,324	49,192
Debt obligations, net	2,313,819	2,274,011
Total liabilities	5,555,928	5,446,564
EQUITY:
Total equity	637,342	704,484
Total liabilities and equity	$6,193,270	$6,151,048

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Loan origination volume by type:
Conventional conforming	$2,545,203	$2,830,776	$2,893,821
FHA/VA/USDA	1,654,025	2,062,928	1,678,591
Jumbo	75,794	81,591	131,066
Other	283,329	395,413	240,859
Total	$4,558,351	$5,370,708	$4,944,337

Loan origination volume by purpose:
Purchase	$3,296,273	$4,071,761	$3,512,771
Refinance - cash out	1,143,682	1,221,538	1,324,239
Refinance - rate/term	118,396	77,409	107,327
Total	$4,558,351	$5,370,708	$4,944,337

Loans sold:
Servicing retained	$2,986,541	$3,825,478	$3,277,707
Servicing released	1,452,812	1,572,369	2,118,874
Total	$4,439,353	$5,397,847	$5,396,581

First Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (800) 715-9871, Conference ID: 9881136. Please call five minutes in advance to ensure that you are connected prior to the call. A webcast can also be accessed at https://events.q4inc.com/attendee/481232474.

A replay of the webcast will be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share (if dilutive), and Adjusted EBITDA (LBITDA). We exclude from these non-GAAP financial measures the change in fair value of MSRs and related hedging gains and losses as they represent non-cash, unrealized adjustments resulting from changes in valuation assumptions, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. We also exclude stock-based compensation expense, which is a non-cash expense, expenses directly related to the Cybersecurity Incident, net of expected insurance recoveries, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees and commission guarantees (but does not include ongoing costs such as associated litigation expenses), gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense),” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class C shares to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Total net revenue	$222,785	$228,626	$207,901
Change in fair value of servicing rights, net of hedging gains and losses(1)	8,075	22,824	18,289
Adjusted total revenue	$230,860	$251,450	$226,190
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Net loss attributable to loanDepot, Inc.	$(34,255)	$(27,193)	$(42,907)
Net loss from the pro forma conversion of Class C common shares to Class A common stock (1)	(37,250)	(32,578)	(48,814)
Net loss	(71,505)	(59,771)	(91,721)
Adjustments to the benefit for income taxes(2)	9,774	7,776	13,316
Tax-effected net loss from the pro forma conversion of Class C common shares to Class A common stock	(61,731)	(51,995)	(78,405)
Change in fair value of servicing rights, net of hedging gains and losses(3)	8,075	22,824	18,289
Stock-based compensation expense	4,855	6,375	5,926
Restructuring charges(4)	3,961	3,517	1,746
Cybersecurity incident(5)	14,698	—	—
(Gain) loss on disposal of fixed assets	(29)	325	261
Other (recovery) impairment	(1)	455	(345)
Tax effect of adjustments(6)	(7,939)	(8,161)	(6,449)
Adjusted net loss	$(38,111)	$(26,660)	$(58,977)

(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax benefit reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.24%	2.87%	6.28%
Effective income tax rate	26.24%	23.87%	27.28%
(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.
(4)Reflects employee severance expense and professional services associated with restructuring efforts subsequent to the announcement of Vision 2025 in July 2022.
(5)Represents expenses directly related to the Cybersecurity Incident, net of expected insurance recoveries, including costs to investigate and remediate the cybersecurity incident, the costs of customer notifications and identity protection, professional fees and commission guarantees (but does not include ongoing costs such as associated litigation expenses).
(6)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Net loss attributable to loanDepot, Inc.	$(34,255)	$(27,193)	$(42,907)
Adjusted net loss	(38,111)	(26,660)	(58,977)

Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	324,679,090	326,288,272	170,809,818
Assumed pro forma conversion of weighted average Class C shares to Class A common stock (1)	—	—	149,210,417
Adjusted diluted weighted average shares outstanding	324,679,090	326,288,272	320,020,235
(1)Reflects the assumed pro forma exchange and conversion of anti-dilutive Class C common shares. For the three months ended March 31, 2024 and December 31, 2023, Class C common shares were dilutive and included in diluted weighted average shares of Class A common stock outstanding in the table above.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (LBITDA) ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Net loss	$(71,505)	$(59,771)	$(91,721)
Interest expense - non-funding debt (1)	46,547	45,484	43,090
Income tax benefit	(13,660)	(14,174)	(14,862)
Depreciation and amortization	9,443	9,922	10,026
Change in fair value of servicing rights, net of hedging gains and losses(2)	8,075	22,824	18,289
Stock-based compensation expense	4,855	6,375	5,926
Restructuring charges	3,961	3,517	1,746
Cybersecurity incident(3)	14,698	—	—
(Gain) loss on disposal of fixed assets	(29)	325	261
Other (recovery) impairment	(1)	455	(345)
Adjusted EBITDA (LBITDA)	$2,384	$14,957	$(27,590)

(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.
(3)Represents expenses, directly related to the cyber incident, net of expected insurance recoveries, that occurred in the first quarter of 2024, including costs to investigate and remediate the cybersecurity incident, the costs of customer notifications and identity protection, as well as related professional fees and commission guarantees (but does not include ongoing costs such as associated litigation expenses).

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, our business strategies, including the Vision 2025 plan, including our expanded productivity program, our progress toward run-rate profitability, our HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, the impact of the cybersecurity incident that occurred in the first quarter of 2024, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including but not limited to, the following: our ability to achieve the expected benefits of our Vision 2025 plan and the success of our cost-reduction initiatives, such as the expanded productivity program; our ability to achieve run-rate profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including increases in interest rate levels; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a leading provider of lending solutions that make the American dream of homeownership more accessible and achievable for all, especially the increasingly diverse communities of first-time homebuyers, through a broad suite of lending and real estate services that simplify one of life's most complex transactions. Since its launch in 2010, the company has been recognized as an innovator, using its industry-leading technology to deliver a superior customer experience. Our digital-first approach makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the largest non-bank lenders in the country, loanDepot and its mellohome operating unit offer an integrated platform of lending, loan servicing, real estate and home services that support customers along their entire homeownership journey. Headquartered in Southern California and with hundreds of local market offices nationwide, loanDepot’s passionate team is dedicated to making a positive difference in the lives of their customers every day.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations

(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR